                                                                   EXHIBIT 10.11
                         SEAGULL ENERGY CORPORATION

                          SUPPLEMENTAL BENEFIT PLAN










                         Effective: January 1, 1991



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                         SEAGULL ENERGY CORPORATION

                          SUPPLEMENTAL BENEFIT PLAN



                                 WITNESSETH:

        WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") has heretofore adopted the SEAGULL ENERGY CORPORATION SUPPLEMENTAL THRIFT PLAN (the "Plan") for the benefit of certain of its eligible employees; and

        WHEREAS, the Company desires to restate the Plan and amend the Plan in several respects, intending thereby to provide an uninterrupted and continuing program of benefits; and

        WHEREAS, the Company, in restating and amending the Plan, desires to change the name of the Plan to the "SEAGULL ENERGY CORPORATION SUPPLEMENTAL BENEFIT PLAN;"

        NOW, THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 1991:





                                     (i)

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                                  ARTICLE I

                        DEFINITIONS AND CONSTRUCTION

        1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:

(1) ACCOUNT: A memorandum bookkeeping account established on the records of the Company for a Participant which is credited with amounts determined pursuant to Sections 3.1, 3.2, 3.3 and 3.4 of the Plan. Each Participant shall have three Accounts, a Deferred Compensation Account, an ESOP Account and a Match Account. As of any determination date, a Participant's benefit under this Plan shall be equal to the amount credited to his Accounts as of such date.

(2) BONUS: With respect to any Participant for a Plan Year, amounts considered as annual or incentive bonuses.

(3)     CODE: The Internal Revenue Code of 1986, as amended.

(4) COMMITTEE: The Compensation Committee of the Board of Directors of the Company.

(5)     COMPANY: Seagull Energy Corporation.

(6) COMPANY CONTRIBUTIONS: Contributions made to the ESOP by the Company with respect to a Participant pursuant to Section 5.02 of the ESOP.

(7) COMPANY MATCHING CONTRIBUTIONS: Contributions made to the Thrift Plan by the Company on a Participant's behalf pursuant to Section 3.03 of such Thrift Plan.

(8) COMPENSATION: With respect to any Participant for a Plan Year, amounts considered as compensation pursuant to Section 1.01(15) of the Thrift Plan, determined without regard to the limitations imposed by section 401(a)(17) of the Code.

(9) DEFERRED COMPENSATION ACCOUNT: An Account credited with amounts deter-mined pursuant to Sections 3.1 and 3.4 of the Plan.

(10)    EFFECTIVE DATE: January 1, 1991 as to this restatement of the Plan.

(11)    ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(12)    ESOP: The Seagull Employee Stock Ownership Plan.

(13) ESOP ACCOUNT: An account credited with amounts determined pursuant to Sections 3.3 and 3.4 of the Plan.

(14) LIMITATIONS: Benefit limitations imposed on the ESOP and the Thrift Plan by ERISA and by sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g)
        and 415 of the Code.

(15) MATCH ACCOUNT: An account credited with amounts determined pursuant to Sections 3.2 and 3.4 of the Plan.

(16) PARTICIPANT: Any employee of the Company who has been designated by the Committee as a Participant in the Plan until such employee ceases to be a Participant in accordance with Section 2.1 of the Plan.

(17)    PLAN: The Seagull Energy Corporation Supplemental Benefit Plan.

(18) PLAN YEAR: The twelve-consecutive month period commencing January 1 of each year.

(19)    THRIFT PLAN: The Seagull Thrift Plan.

        1.2 CONSTRUCTION. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender; the singular shall include the plural, and vice versa; unless the context clearly indicates to the contrary. The headings of Articles and Sections herein are indicated solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                 ARTICLE II

                                PARTICIPATION

        2.1 ELIGIBILITY. Any employee of the Company shall become a Participant upon designation by the Committee. Once an employee has been designated as a Participant, he shall automatically continue to be a Participant until he ceases to be an employee of the Company or is removed as a Participant by the Committee.

        2.2 COMPENSATION DEFERRAL ELECTION. Any Participant may elect to defer receipt of an integral percentage of from 1% to 14% of his Compensation for any calendar year under this Plan. A Participant's election to defer receipt of Compensation for any subsequent calendar year under this Plan shall be made prior to the January 1 of such calendar year and shall be irrevocable for such calendar year. The reduction in a Participant's Compensation pursuant to his election shall be effected by Compensation reductions as of each payroll period within the election period.

        2.3 BONUS DEFERRAL ELECTION. Any Participant may elect to defer receipt of an integral percentage of from 1% to 14% of his Bonus for any calendar year under this Plan. A Participant's election to defer receipt of a percentage of his Bonus under this Plan shall be made prior to January 1 of the calendar year during which such Bonus is earned and shall be irrevocable for such calendar year. The reduction of a Participant's Bonus pursuant to this election shall be effected at the time such Bonus is paid.

                                 ARTICLE III

                                  BENEFITS


        3.1 AMOUNT OF DEFERRED COMPENSATION BENEFIT. As of the last day of each month of each Plan Year, a Participant's Deferred Compensation Account shall be credited with an amount equal to the Compensation or Bonus deferred under this Plan pursuant to an election by the Participant described in Article II for such month.

        3.2 AMOUNT OF SUPPLEMENTAL THRIFT BENEFIT. As of the last day of each month of each Plan Year, the Match Account of any Participant who makes the maximum allowable contribution under the Thrift Plan but, as a result of the Limitations, such contribution is less than the percentage of Compensation such Participant actually elected under such Plan shall be credited with an amount equal to the excess, if any, of (a) over (b) where:

        (a) equals the Company Matching Contributions to which such Participant would have been entitled under the Thrift Plan based upon the percentage of Compensation such Participant actually elected to defer under such Plan for such month assuming none of the Limitations were imposed; and

        (b) equals the Company Matching Contributions which were made on behalf of such Participant under the Thrift Plan for such month.

        3.3 AMOUNT OF SUPPLEMENTAL ESOP BENEFIT. As of the last day of each Plan Year, a Participant's ESOP Account shall be credited with an amount equal to the excess, if any, of (a) over (b) where:

        (a) is the amount of Company Contributions which would have been allocated to such Participant's Stock and Investment Accounts under the ESOP assuming none of the Limitations were imposed; and

        (b) is the amount of Company Contributions actually allocated to such Participant's Stock and Investment Accounts under the ESOP.

        3.4    CREDITING OF INCOME.

               (a) INTEREST EQUIVALENTS. As of the last day of each calendar quarter, each of a Participant's Accounts shall be credited with a dollar amount equal to interest on the amounts credited to such Account (excluding any amounts being credited to such Account as of such date) computed at the sum of:

               (1) the prime rate published in the Wall Street Journal on the last business day of such calendar quarter, plus




                                    III-1

               (2) a rate based upon the number of complete Plan Years which have elapsed since the date the Participant commenced participation in the Plan in accordance with the following schedule:


                     NUMBER OF PLAN YEARS            ADDITIONAL RATE OF INTEREST
                     --------------------            ---------------------------
                     Less than 5                                0%
                     5 but less than 10                         1%
                     10 or more                                 2%

               (b) ALTERNATIVE INVESTMENT IN STOCK UNITS. In lieu of having his Accounts credited with interest equivalents pursuant to Paragraph (a) above, a Participant may elect in accordance with the provisions of Paragraph (c) below to have the value of his Accounts determined as if they had been credited with a number of shares of stock (the "Phantom Stock") equal to the number of shares of common stock of the Company which could have been purchased with such Accounts on the date of such election and, for amounts which are subsequently credited to the Participant's Account, on the date such amounts are so credited, based upon the average of the closing prices of common stock of the Company on the twenty trading days preceding such date. As of the last day of each calendar quarter and as of any other date which the Committee shall determine, the Committee shall redetermine the value of each Participant's Accounts credited with Phantom Stock based upon the increase or decrease in the value of the common stock of the Company during such quarter plus credit for dividends paid during such quarter; for the purpose of such redetermination, one share of Phantom Stock shall be deemed to be the equivalent of one share of the common stock of the Company.

               (c) CREDITING ELECTION. Prior to the first day of any calendar quarter, a Participant may elect to have his Accounts credited with Phantom Stock pursuant to Paragraph (b) above for such quarter. Any such election shall be effective until revoked by the Participant. If a Participant revokes an election made pursuant to this Paragraph as of the first day of any calendar quarter, such Participant's Accounts shall be credited with the value of the number of shares of Phantom Stock credited to his Accounts as of the last day of the prior calendar quarter, based upon the average of the closing prices of common stock of the Company on the twenty trading days preceding such date. If a Participant fails to make any election under this Paragraph, his Accounts shall be credited with interest equivalents pursuant to Paragraph (a) above.





                                    III-2

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                                 ARTICLE IV

                                 FORFEITURES

        If any portion of a Participant's Company Matching Account under the Thrift Plan or such Participant's Stock Account or Investment Account under the ESOP is forfeited for any reason, amounts equal to the percentages of his Match or ESOP Accounts under this Plan which correspond to the percentages of his Accounts under the Thrift Plan or the ESOP which were forfeited shall be debited from his Accounts. Notwithstanding the preceding sentence, in the event of a change of control that is not approved, recommended and supported by at least two-thirds of the Directors that were also Directors prior to the occurrence of any such change of control in actions taken prior to, and with respect to, such change of control, amounts credited to a Participant's Accounts shall be nonforfeitable as of the date of such change of control. Further, in the event of a change of control other than as described in the preceding sentence, amounts credited to a Participant's Accounts shall be nonforfeitable upon involuntary termination of employment within the twelve-month period following the date of such change of control. For purposes of the Plan, a "change of control" shall be deemed to have occurred if (i) any person (other than Employee or the Company) including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 40% or more of the total number of votes that may be cast for the election of Directors; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were Directors before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto. The determinations of whether a change of control has occurred and whether such change of control was not approved, recommended or supported by the Directors in actions taken prior to, and with respect to, such change of control shall be made by the Committee as existing at least six months prior to the occurrence of such change of control and its determination shall be final.

                                  ARTICLE V

                         FORM AND TIMING OF BENEFITS

        Upon a Participant's termination of employment, his benefit under this Plan shall be paid to him (or his beneficiary) in a lump sum in cash as soon as practicable following such termination of employment. Notwithstanding the preceding sentence, in the event of a change of control that is not approved, recommended and supported by at least two-thirds of the Directors that were also Directors prior to the occurrence of any such change of control in actions taken prior to, and with respect to, such change of control, each Participant's benefit under this Plan shall be paid to him (or his beneficiary) in a lump sum in cash as soon as practicable, but no later than thirty days following the date on which such change of control occurs. If a Participant has elected to have his Accounts credited with Phantom Stock pursuant to Section 3.4(c), the Participant shall be paid an amount equal to the value of his Accounts as of the last day of the calendar month preceding his termination of employment or the change of control as described in the preceding sentence, based upon the average of the closing prices of common stock of the Company on the twenty trading days preceding such date. If a Participant's employment is terminated by reason of death, his benefit under this Plan shall be paid to the same recipient or recipients as are paid his benefits under the Thrift Plan.

                                 ARTICLE VI

                                MISCELLANEOUS

        6.1 ADMINISTRATION. This Plan shall be administered by the Committee as an unfunded plan which is not intended to meet the qualification requirements of section 401 of the Code. The Committee shall have full power and authority to interpret, construe and administer this Plan and the Committee's interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. In the event that an individual's claim for a benefit is denied or modified, the Committee shall provide such individual with a written statement setting forth the specific reasons for such denial or modification in a manner calculated to be understood by the individual. Any such written statement shall reference the pertinent provisions of the Plan upon which the denial or modification is based and shall explain the Plan's claim review procedure. Such individual may, within sixty days of receipt of such written statement, make written request to the Committee for review of its initial decision. Within sixty days following such request for review, the Committee shall, after affording such individual a reasonable opportunity for a full and fair hearing, render its final decision in writing to such individual. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith. Members of the Committee shall not participate in any action or determination regarding their own benefits hereunder.

        6.2 INDEMNIFICATION. The Company shall indemnify and hold harmless each member of the Committee and any other person acting on its behalf, against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the individual's own willful misconduct. Expenses against which such person shall be indemnified hereunder include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

        6.3 AMENDMENT OR TERMINATION. The Company may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part, by means of 30 days written notice given to each Participant. If the Company should amend or suspend this Plan, no such amendment or suspension shall reduce any amounts credited to a Participant's Accounts which are nonforfeitable as of the date of such amendment or suspension. Notwithstanding any provision to the contrary, if the Company terminates this Plan, all amounts credited to the Participants' Account shall become nonforfeitable as of the date of such termination and the Committee, in its sole discretion, may elect to pay all such amounts as soon as practicable following such date.

        6.4 PARACHUTE PAYMENT LIMITATIONS. To the extent that any amounts payable pursuant to this Plan would result in the receipt by Participant of a "parachute payment," as such term is defined in section 280G(b)(2)(A) of the Code, Participant shall be entitled to receive only that amount which would result in Participant's receiving an aggregate present value of all payments in the nature of compensation received by or for the benefit of Participant from the Company and its affiliates that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, whether pursuant to the Plan or other arrangements, which is equal to 2.999 times Participant's "base amount," as such term is defined in section 280G(b)(3)(A) of the Code. The foregoing limitation is intended to provide the Company with the discretion to reduce payments in the nature of compensation to or for the benefit of Participant that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, whether pursuant to the Plan or other arrangements,in whatever manner is most suitable under the circumstances so as to avoid imposition of the sanctions imposed under sections 280G and 4999 of the Code with respect to "excess parachute payments," as such term is defined in section 280G(b)(1) of the Code; provided, however, that the Company shall have the obligation to exercise such discretion in a manner that results in the minimization of federal income tax incidence to Participant.

        6.5 NONGUARANTEE OF EMPLOYMENT. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right to have benefits which are provided by the Company maintained, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Participants, with or without cause.

        6.6 RIGHTS TO COMPANY'S ASSETS. No Participant shall have any right to, or interest in, any assets of the Company upon termination of employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Participant. This Plan is unfunded, and all payments of benefits as provided for in this Plan shall be made solely out of the general assets of the Company on a current disbursements basis.

        6.7 NONALIENATION OF BENEFITS. Subject to income tax withholding, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant, prior to actually being received; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

        6.8 WITHHOLDING TAXES. The Company shall have the right to deduct from all payments made under this Plan, any federal, state or local taxes required by law to be withheld with respect to such payments.

        6.9 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

        6.10 OTHER EMPLOYING COMPANIES. Any subsidiary or affiliate of the Company which has adopted the Thrift Plan may adopt this Plan for the benefit of its employees. The provisions of this Plan shall be applicable with respect to each employer separately, and amounts payable hereunder shall be paid by the employer which employs the particular employee. If any employee shall be entitled to benefits under the Thrift Plan on account of service with more than one employer, the obligations under this Plan shall be apportioned among such employers on the basis of time of service with each.

        6.11 JURISDICTION. The situs of the Plan hereby created is Texas. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

        IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this 6th day of February, 1991.


                                        SEAGULL ENERGY CORPORATION



                                        By /s/ JOE T. RYE
                                           -----------------------------------
                                           Joe T. Rye
                                           Senior Vice President and
                                           Chief Financial Officer




                                    (ii)

                             FIRST AMENDMENT TO
                         SEAGULL ENERGY CORPORATION
                          SUPPLEMENTAL BENEFIT PLAN



        WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") has heretofore adopted the SEAGULL ENERGY CORPORATION SUPPLEMENTAL BENEFIT PLAN (the "Plan"); and

        WHEREAS, the Company desires to amend the Plan;

        NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 1, 1992:

        1. Section 2.2 of the Plan shall be deleted and the following shall be substituted therefor:

              "2.2 COMPENSATION DEFERRAL ELECTION. Any Participant may elect to defer receipt of an integral percentage of from 1% to 14% of his Compensation for any calendar year under this Plan. A Participant's election to defer receipt of Compensation for any calendar year under this Plan shall be made prior to the January 1 of such calendar year and shall be irrevocable for such calendar year. Notwithstanding the preceding sentence, in the case of an employee who first becomes a Participant after the beginning of a calendar year, such Participant may elect prospectively to defer receipt of an integral percentage of from 1% to 14% of his Compensation for the remaining portion of such calendar year under this Plan; provided, however, that such election must be made within thirty days after the date he becomes a Participant. The reduction in a Participant's Compensation pursuant to his election shall be effected by Compensation reductions as of each payroll period within the election period."

        2. Section 3.2 of the Plan shall be deleted and the following shall be substituted therefor:

              "3.2 AMOUNT OF SUPPLEMENTAL THRIFT BENEFIT.

              (a) As of the last day of each month of each Plan Year, and at the discretion of the Committee, the Match Account of any Participant who is not eligible to receive Company Matching Contributions under the Thrift Plan because he has not completed the required period of service with the Company shall be credited with an amount equal to 6% of such Participant's Compensation for such month.

              (b) As of the last day of each month of each Plan Year, the Match Account of any Participant who makes the maximum allowable contribution under the Thrift Plan but, as a result of the Limitations, such contribution is less than the percentage of Compensation such Participant actually elected under such Plan shall be credited with an amount equal to the excess, if any, of (1) over (2) where:

              (1) equals the Company Matching Contributions to which such
                  Participant would have been entitled under the Thrift Plan based upon the percentage of Compensation such Participant actually elected to defer under such Plan for such month assuming none of the Limitations were imposed; and

              (2) equals the Company Matching Contributions which were made on behalf of such Participant under the Thrift Plan for such month."

        3. As amended hereby, the Plan is specifically ratified and reaffirmed.

        EXECUTED this 2nd day of March, 1992.


                                        SEAGULL ENERGY CORPORATION



                                        By /s/ ILLEGIBLE
                                           ----------------------------------



                                     -2-